Exhibit 99.1

CONTACT:
Paul Goldberg
Vice President - Investor Relations
(212) 922-1640

DOVER ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND INTENTION TO DIVEST CERTAIN NON-CORE BUSINESSES

•	$1 billion repurchase program expected to be completed over next 12-18 months

•	Divestiture of non-core businesses consistent with long-term focus on strengthening portfolio and reducing exposure to cyclical markets

Downers Grove, Illinois, November 5, 2012 - Dover Corporation (NYSE: DOV) announced today that its Board of Directors authorized an additional share repurchase program, whereby Dover expects to repurchase $1 billion of its common stock over the next 12 to 18 months. The share repurchase program will be funded by cash on hand, proceeds from divestitures and free cash flow.

Dover also announced that, consistent with its long-term focus on strengthening its portfolio, it intends to divest certain non-core businesses which serve the electronic assembly and test markets. The Company will provide updates on the progress of these planned divestitures as appropriate.

Commenting on these initiatives, Dover's President and Chief Executive Officer, Robert A. Livingston, said, “In addition to investments to support our organic growth and value added strategic acquisitions, Dover has consistently focused on returning capital to shareholders via a long history of dividend increases and share repurchases. I am very pleased the Board continues to support these important initiatives, which drive shareholder value creation. Our robust free cash flow generation and capital allocation discipline have allowed us to make additional repurchases of our stock at times when our share price appears undervalued, and we will continue to do so.”

“We also plan to divest certain businesses outside our five key growth spaces, which will allow us to continue to focus on Energy, Refrigeration and Food Equipment, Communication Components, Product Identification, and Fluids. In addition, our acquisition pipeline remains robust, and we expect to close a couple of opportunities before year end. Taken together, these initiatives demonstrate the conviction we have in our strategy, the long-term prospects of our five growth spaces and our commitment to creating shareholder value.”

About Dover:

Dover Corporation is a multi-billion dollar diversified global manufacturer. For over 50 years, Dover has been providing its customers with outstanding products and services that reflect the company's commitment to operational excellence, innovation and market leadership. The company focuses on innovative equipment and components, specialty systems and support services through its four major operating segments: Communication Technologies, Energy, Engineered Systems and Printing & Identification. Dover is headquartered in Downers Grove, Illinois and employs 35,000 people worldwide. Dover Corporation is traded on the New York Stock Exchange under "DOV." Additional information is available on the company's website at www.dovercorporation.com.

Forward-Looking Statement:

This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating and strategic plans, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. Statements in this press release that are not historical may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” use of future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, uncertainties in the credit and capital markets, interest rates, currency exchange rates, the world economy and sovereign credit, especially in Europe; political events and possible future terrorist threats that could impact countries where Dover does business or the worldwide economy; the impact of natural disasters and their effect on global supply chains and energy markets; increases in the cost of raw materials; the Company's ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover's operating companies; the ability of Dover's companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; the impact of loss of a single-source manufacturing facility; changes in customer demand; a downgrade in Dover's credit ratings; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations, tax policies, export subsidy programs, R&E credits and other similar programs; unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; and the cyclical nature of some of Dover's companies. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.